     As filed with the Securities and Exchange Commission on September 16, 1994
                                                 Registration No. 33-54961
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------
                            STERLING SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)
                  Delaware                             75-1873956
          (State or other jurisdiction              (I.R.S. Employer
          of incorporation or organization)         Identification No.)
                         8080 North Central Expressway
                                   Suite 1100
                              Dallas, Texas 75206
                                 (214) 891-8600
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

        JEANNETTE P. MEIER, ESQ.                     With a copy to:
        Executive Vice President,             CHARLES D. MAGUIRE, JR., ESQ.
      Secretary and General Counsel              Jackson & Walker, L.L.P.
        Sterling Software, Inc.                      901 Main Street
      8080 North Central Expressway                    Suite 6000
              Suite 1100                           Dallas, Texas 75202
          Dallas, Texas 75206

 (Name, address, including zip code, and
  telephone number, including area code,
        of agent for service)
                               ----------------

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                               ----------------

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]


                               ----------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS
                                 306,513 Shares

                            STERLING SOFTWARE, INC.

                                  Common Stock

     Pursuant to an Agreement and Plan of Merger dated as of August 1, 1994 (the "Merger Agreement"), Sterling Software, Inc.(the "Company") acquired American Business Computer Company, a Michigan corporation ("ABCC"), through the merger (the "Merger") of a wholly owned subsidiary of the Company with and into ABCC. This Prospectus relates to the offer and sale of 306,513 shares (the "Shares") of common stock, par value $.10 per share ("Common Stock"), of the Company that were acquired pursuant to the Merger by the former stockholders of ABCC (the "Selling Stockholders"). See "Selling Stockholders." The Selling Stockholders directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Shares from time to time on terms to be determined at the time of sale. See "Plan of Distribution."
     The Common Stock is listed for trading on the New York Stock Exchange and the Shares may be sold from time to time by the Selling Stockholders either directly in private transactions, or through one or more brokers or dealers on such exchange, at such prices and upon such terms as may be obtainable.

     Upon any sale of the Shares offered hereby, Selling Stockholders and participating agents, brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and commissions or discounts or any profit realized on the resale of such securities may be deemed to be underwriting commissions or discounts under the Securities Act. The Company, however, understands that the Selling Stockholders do not admit that they are underwriters within the meaning of the Securities Act. The Company will not receive any of the proceeds from the sales of the securities offered hereby.

     The Company will pay all expenses incurred in connection with this offering, which are estimated to be approximately $18,200.00.

     On September 15, 1994, the closing price of the Common Stock on the New York Stock Exchange was $31 3/8.
                                ----------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ----------------
           The date of this Prospectus is ___________________, 1994.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's shares of Common Stock are listed on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     This Prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act (the "Registration Statement"), omits certain of the information contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Copies of such Registration Statement are available from the Commission. Statements contained herein concerning the provisions of documents filed herewith as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     The Company's principal executive offices are located at 8080 North Central Expressway, Suite 1100, Dallas, Texas 75206, and its telephone number at such address is (214) 891-8600.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference and made a part hereof:

     (i) Current Report on Form 8-K dated November 15, 1993, filed November 16, 1993;

     (ii) Annual Report on Form 10-K for the year ended September 30, 1993, as amended by Form 10-K/A Amendment No. 1, filed January 26, 1994;

     (iii)  Quarterly Report on Form 10-Q for the quarter ended December 31,
            1993;

     (iv) Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, as amended by Form 10-Q/A Amendment No. 1, filed May 16, 1994;

     (v)    Current Report on Form 8-K dated July 31, 1994, filed August 2,
            1994;

     (vi)   Current Report on Form 8-K dated August 1, 1994, filed August 2,
            1994;

     (vii)  Quarterly Report on Form 10-Q for the quarter ended June 30, 1994;


     (viii) Current Report on Form 8-K dated August 31, 1994, filed September 2, 1994; and

     (ix) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (No. 0-108465), filed March 7, 1990.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Shares to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein or in the Registration Statement by reference (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephonic requests for copies should be directed to the Company's principal office: Sterling Software, Inc., 8080 N. Central Expressway, Suite 1100, Dallas, Texas 75206,
Attention: Jeannette P. Meier, Executive Vice President, Secretary and General Counsel (telephone: (214) 891-8600).


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares offered hereby.


                              SELLING STOCKHOLDERS


     This Prospectus covers the offer and resale from time to time by each Selling Stockholder of the Shares owned by each such Selling Stockholder. Set forth below are the names of each Selling Stockholder, the number of shares of Common Stock owned as of September 12, 1994 by each Selling Stockholder, the number of Shares that may be offered by each Selling Stockholder pursuant to this Prospectus, and the number of shares of Common Stock to be owned by each Selling Stockholder upon completion of the offering if all Shares are sold. Any or all of the Shares listed below may be offered for sale by the Selling

Stockholders from time to time. Neither of the Selling Stockholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted below.

                                               COMMON STOCK
                                               OFFERED FOR
                               OWNERSHIP OF      SELLING         AMOUNT AND
                                  COMMON       STOCKHOLDERS    PERCENTAGE OF
                              STOCK PRIOR TO   ACCOUNT UPON   CLASS AFTER THE
           NAME                  OFFERING        EXERCISE        OFFERING
- ---------------------------   --------------   ------------   ---------------
    Patrick W. Davis(1)         137,931          137,931          - 0 -
    Alfredo Kimba Vasquez(1)    168,582          168,582          - 0 -

- -----------------------
(1) Former director, executive officer and shareholder of American Business Computer Company.

     Pursuant to the Merger Agreement, the Company acquired ABCC through the merger of a wholly owned subsidiary of the Company with and into ABCC. Under the terms of the Merger Agreement, each of the Selling Stockholders received the Shares listed in the table above in exchange for shares of capital stock of ABCC owned by such Selling Stockholder. The Company agreed to register such shares of Common Stock pursuant to the Merger Agreement under the Securities Act for resale by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.


                              PLAN OF DISTRIBUTION

     The Shares offered hereby may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent. To the best of the Company's knowledge, neither of the Selling Stockholders has a present agreement with any underwriters, dealers or agents to underwrite or sell his Shares. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Company, however, understands that the Selling Stockholders do not admit that they are underwriters within the meaning of the Securities Act.

     The Shares may be disposed of from time to time in one or more transactions, by sales of the Shares or the rights thereto, by the writing of options on the Shares, or the granting of pledges thereon, all at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Shares to or through broker-dealers or by pledges of the Shares to broker-dealers who themselves may effect, from time to time, distributions of the Shares or interests therein. The Company will pay all of the expenses incident to the offering and sale of the Shares to the public other than underwriting discounts or commissions, brokers' fees and the fees and expenses of any counsel to the Selling Stockholders related thereto.

     In the event of a material change in the plan of distribution disclosed in this Prospectus, the Selling Stockholders will not be able to effect transactions in the Shares pursuant to this Prospectus until such time as a post-effective amendment to the Registration Statement is filed with, and declared effective by, the Commission.

                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the securities offered hereby have been passed upon for the Company by Jackson & Walker, L.L.P., Dallas, Texas. Michael C. French, a partner in Jackson & Walker, L.L.P., is a director of the Company.


                                    EXPERTS

     The consolidated financial statements and financial statement schedules of the Company appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 1993, as amended by Form 10-K/A Amendment No. 1, filed January 26, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein which, as to the years 1992 and 1991, are based in part on the report of Arthur Andersen LLP, independent public accountants. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be
relied upon as having been authorized by the Company.    This Prospectus does
not constitute an offer to sell or a solicitation of an offer to buy any securities other than registered securities to which it relates, or an offer to or a solicitation of any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any date subsequent to the date hereof.

                    ----------------------------------------

                               TABLE OF CONTENTS
                               -----------------

                                                                    Page
                                                                    ----

Available Information..............................................    2

Incorporation of Certain
   Documents by Reference..........................................    2

Use of Proceeds....................................................    3

Selling Stockholders...............................................    3

Plan of Distribution...............................................    4

Legal Matters......................................................    5

Experts............................................................    5




                                306,513 SHARES



                              STERLING SOFTWARE,
                                     INC.



                                 COMMON STOCK



                       --------------------------------


                                  PROSPECTUS


                       ---------------------------------


                            _________________, 1994

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
               -------------------------------------------

     The estimated expenses to be incurred in connection with the issuance and distribution of the Common Stock covered by this Registration Statement, all of which will be paid by the Registrant, are as follows:

          Registration Fee....................   $ 2,727.97
          Printing and Engraving Expenses.....       500.00
          Accounting Fees and Expenses........     7,000.00
          Legal Fees and Expenses.............     7,000.00
          Miscellaneous.......................       972.03

          Total...............................   $18,200.00
                                                  =========

    ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
              -----------------------------------------

    Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers or former directors or officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. Such law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's Certificate of Incorporation, Bylaws, any agreement or otherwise.

    Article IX of the Company's Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Article IX of the Company's Restated Bylaws provides for indemnification of officers and directors. In addition, the Company has entered into Indemnity Agreements with each of its officers and directors pursuant to which such officers and directors may be indemnified against losses arising from certain claims, including claims under the Securities Act, which may be made by reason of their being officers or directors.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    ITEM 16.  EXHIBITS.
              --------

    The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.

Exhibit
 Number   Description of Exhibit
- --------  ----------------------

1         None.

2         None.

4.1       Certificate of Incorporation of the Registrant./(1)/

4.2 Certificate of Amendment of Certificate of Incorporation of the Registrant./(2)/

4.3 Certificate of Amendment of Certificate of Incorporation of the Registrant./(3)/

4.4       Restated Bylaws of the Registrant./(4)/

4.5       Form of Common Stock Certificate./(5)/

5         Opinion of Jackson & Walker, L.L.P./(6)/

8         None.

12        None.

15        None.

23.1      Consent of Ernst & Young LLP. /(7)/

23.2      Consent of Arthur Andersen LLP./(7)/

23.3      Consent of Jackson & Walker, L.L.P. (included in its opinion filed as
          Exhibit 5 to this Registration Statement)./(6)/

24        Power of Attorney. /(6)/


25        None.

26        None.

27        None.

28        None.

99 Agreement of Merger dated as of August 1, 1994, among the Registrant, Sterling Acquisition, Inc., American Business Computer Company ("ABCC") and the Shareholders of ABCC.(6)
- ------------

(1) Previously filed as an exhibit to the Registrant's Registration Statement No. 2-82506 on Form S-1 and incorporated herein by reference.
(2) Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1993 and incorporated herein by reference.
(3) Previously filed as an exhibit to the Registrant's Registration Statement No. 33-69926 on Form S-8 and incorporated herein by reference.
(4) Previously filed as an exhibit to the Registrant's Registration Statement No. 33-47131 on Form S-8 and incorporated herein by reference.
(5) Previously filed as an exhibit to the Registrant's Registration Statement No. 2-86825 on Form S-1 and incorporated herein by reference.

(6) Previously filed.
(7) Filed herewith.

    ITEM 17.  UNDERTAKINGS.
              ------------

    (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas on the 16th day of September, 1994.


                                    STERLING SOFTWARE, INC.



                                    By:/s/ Jeannette P. Meier
                                       ----------------------------------

                                           Jeannette P. Meier

                                           Executive Vice President

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        Signatures                       Title                   Date
        ----------                       -----                   ----
                                   President, Chief
                                   Executive Officer
    Sterling L. Williams *           and Director           September 16, 1994
- ---------------------------  (Principal Executive Officer)
    Sterling L. Williams

                               Executive Vice President
                                      and Chief
    George H. Ellis *              Financial Officer        September 16, 1994
- --------------------------     (Principal Financial and
    George H. Ellis               Accounting Officer)


    Sam Wyly *                      Chairman of the         September 16, 1994
- --------------------------         Board of Directors
    Sam Wyly

                                 Vice Chairman of the
- --------------------------        Board of Directors
    Charles J. Wyly, Jr.


    Evan A. Wyly *                     Director             September 16, 1994
- --------------------------
    Evan A. Wyly

    Michael C. French *                Director             September 16, 1994
- --------------------------
    Michael C. French


    Robert J. Donachie *         Chairman of the Audit      September 16, 1994
- --------------------------       Committee and Director
    Robert J. Donachie


                               Executive Vice President,
- --------------------------      Technology and Director
    Phillip A. Moore


                                       Director
- --------------------------
    Robert E. Cook


    Donald R. Miller, Jr. *            Director             September 16, 1994
- --------------------------
    Donald R. Miller, Jr.


*By:/s/ Jeannette P. Meier
    ----------------------
        Jeannette P. Meier
        Attorney-in-Fact


                               INDEX TO EXHIBITS

                                                                                     Sequentially
Exhibit                                                                                Numbered
Number   Description of Exhibit                                                          Page
- -------  ----------------------                                                          ----
1         None.

2         None.

4.1       Certificate of Incorporation of the Registrant./(1)/

4.2 Certificate of Amendment of Certificate of Incorporation of the Registrant./(2)/

4.3 Certificate of Amendment of Certificate of Incorporation of the Registrant./(3)/

4.4       Restated Bylaws of the Registrant./(4)/

4.5       Form of Common Stock Certificate./(5)/

5         Opinion of Jackson & Walker, L.L.P./(6)/

8         None.

12        None.

15        None.

23.1      Consent of Ernst & Young LLP. /(7)/

23.2      Consent of Arthur Andersen LLP. /(7)/

23.3 Consent of Jackson & Walker, L.L.P. (included in its opinion filed as Exhibit 5 to this Registration Statement)./(6)/

24        Power of Attorney /(6)/

25        None.

26        None.

27        None.

28        None.

99        Agreement of Merger dated as of August 1, 1994, among the Registrant,
          Sterling Acquisition, Inc., American Business Computer Company ("ABCC")
          and the Shareholders of ABCC./(6)/
- ------------

(1) Previously filed as an exhibit to the Registrant's Registration Statement No. 2-82506 on Form S-1 and incorporated herein by reference.
(2) Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1993 and incorporated herein by reference.
(3) Previously filed as an exhibit to the Registrant's Registration Statement No. 33-69926 on Form S-8 and incorporated herein by reference.
(4) Previously filed as an exhibit to the Registrant's Registration Statement No. 33-47131 on Form S-8 and incorporated herein by reference.
(5) Previously filed as an exhibit to the Registrant's Registration Statement No. 2-86825 on Form S-1 and incorporated herein by reference.

(6) Previously filed.

(7) Filed herewith.

349965.01/D